CHENIERE ENERGY, INC.

                                                                TWO ALLEN CENTER
                                                   1200 SMITH STREET, SUITE 1740
                                                       HOUSTON, TEXAS 77002-4312
                                                                  (713) 659-1361
                                                             FAX: (713) 659-5459



January 6, 1999


Beta Oil & Gas, Inc.
901 Dove Street, Suite 230
Newport Beach, CA  92660
Attention:  Mr. Steve Antry, President

         Re:      Prospect "Shark"
                  Offshore - West Cameron Area, Louisiana

Gentlemen:


         When accepted by you in the manner provided below, this letter shall evidence the agreement between you (sometimes hereinafter referred to as "Beta") and Cheniere Energy, Inc., (hereinafter referred to as "Cheniere") with respect to (1) your acquiring from Cheniere a certain undivided interest in and to the Oil, Gas and Mineral Leases described on Exhibit "A" attached hereto and made a part hereof (the "Leases"), which Leases cover lands comprising the prospect known to Cheniere as the Shark Prospect, and (2) your participation in the drilling of a test well on the Shark Prospect in the manner hereinafter described. The geographical area covered by the Shark Prospect is shown on Exhibit "A," on which it is depicted as the yellow shaded "Lease Block" (hereinafter referred to as the "Shark Lease Block").



                                       1.


         Cheniere represents that it owns a 100% interest in and to the Leases. In consideration of the sum of $104,000, which Beta agrees to pay and deliver to Cheniere simultaneously with Beta's execution of this Letter Agreement, and Beta's undertakings as hereinafter set forth, Cheniere has agreed and does hereby agree to assign to Beta, an undivided 15.0% of 8/8ths interest in and to the Leases. The assignment to you of interests pursuant to this Paragraph shall be made immediately after Cheniere's receipt of (i) your payment to Cheniere of the amount set forth above, (ii) an original counterpart of this Letter Agreement duly executed by you, (iii) an Operating Agreement, in the form attached as Exhibit "C" (the "Operating Agreement"), duly executed by you; and
(iv) the authority for expenditure for the Test Well set forth in Exhibit A duly executed by you. Except as to claims by, through, or under Assignor, but not otherwise, the assignments herein provided for shall be without warranty, either express or implied, and shall be made expressly subject to the terms and provisions of this Letter Agreement and the Operating Agreement. The form of the assignment shall be the same or substantially similar to the form of assignment attached hereto as Exhibit "B."



                                       2.




         All operations on the Shark Lease Block or the area of mutual interest ("AMI") created in the Operating Agreement, including the drilling of a test well as provided in Section 3 below (the "Test Well"), will be governed by the Operating Agreement; provided, however, if on any matter there is a conflict between the Operating Agreement and this Letter Agreement, the Letter Agreement shall prevail. Initially, Cheniere shall be designated as operator under the Operating Agreement. Cheniere may resign or be replaced as operator in accordance with the provisions of the Operating Agreement; provided, however, that if Cheniere resigns or is replaced as operator prior to completion or abandonment of the Test Well and the successor operator selected under the Operating Agreement is not acceptable to Beta, then, for a period of thirty (30) days after appointment of such successor operator, Beta may elect to reassign to Cheniere its interests in the Leases, and any other interests acquired within the Shark Lease Block or AMI, and Cheniere shall, contemporaneously with receipt of such reassignment, return to Beta the purchase price therefor. If such reassignment right is not timely exercised, it shall be deemed waived.



                                       3.


         Beta has agreed, and does hereby agree to participate in the manner set forth below in the drilling of a Test Well for the Shark Prospect at the location and to the Contract Depth described in Exhibit "A." Prior to the spudding of the Test Well, Cheniere may change the location or Contract Depth for the Test Well, provided that if Beta does not approve such change it may, within fourteen (14) days of receipt of notice thereof, reassign to Cheniere its interests in the Leases, and any other interests acquired within the Shark Lease Block or AMI, and Cheniere shall, contemporaneously with receipt of such reassignment, return to Beta the purchase price therefor. If such reassignment right is not timely exercised, it shall be deemed waived.


         Beta has agreed and does hereby agree to pay and bear 20.0% of all risks, costs and expenses incurred in connection with the drilling of the Test Well to Contract Depth; in logging and testing the Test Well; and, in plugging and abandoning the Test Well if a completion attempt is not made. The costs and expenses of drilling the Test Well shall include, but without limitation by enumeration, the costs incurred in obtaining a drill site surface lease, examining and clearing title on the surface location (and, if the Test Well is directionally drilled, the lease covering the bottom hole location), staking the location, preparing the location and drilling to Contract Depth and evaluating the well. A detailed estimate of costs of drilling the Test Well to Contract Depth is included in Exhibit "A", but such information is merely an estimate and shall not be deemed a limitation or cap on such costs or on either party's responsibility therefor. An estimate of completion cost will be provided prior to spudding the Test Well.


         If after reaching Contract Depth in the Test Well, Beta elects to participate in a completion attempt of the Test Well, 15% of all risks, costs and expenses incurred in connection with such completion, together with the risks, costs and expenses of plugging and abandoning such well in the event completion is unsuccessful, shall be borne by Beta.


         If the Test Well is not commenced within 120 days after the date hereof, then, for a period of thirty (30) days thereafter, Beta may reassign to Cheniere its interest in the Leases, and any other interests acquired within the Shark Lease Block and AMI, and Cheniere shall, contemporaneously with receipt of such reassignment, return to Beta the purchase price therefor. If such reassignment right is not timely exercised, it shall be deemed waived.



                                       4.

         If, after commencing a Test Well, but before reaching Contract Depth, there should be encountered conditions or formations, whether natural or mechanical, which render further drilling of the Test Well either impossible or impractical, so that operations on the Test Well are abandoned, a Substitute Well may be commenced not later than 90 days following the abandonment of Test Well. Such Substitute Well shall be considered and deemed for all purposes (including, without limitation, the apportionment between the parties of the costs and expenses incurred in connection therewith) a continuation of the drilling of the Test Well and as though it were the well for which it is the substitute.



                                       5.

         If Beta elects not to participate in the Substitute Well, then Beta shall be deemed to have forfeited all rights and interest in and to the Leases and any other leases, fee mineral interests or other oil and gas interests or contractual rights covering or appurtenant to lands in the Shark Lease Block and the AMI, and shall, within ten (10) days after (i) receipt of notice of the commencement of the Substitute Well or (ii) the expiration of the 90 day period for commencement of a Substitute Well, as the case may be, assign to Cheniere all of such rights and interests.


                                       6.

         It is recognized that (i) although title will be examined on the drill site surface and bottom hole location tracts for the Test Well prior to commencement of drilling thereof, title will not be examined as to other lands lying within the Shark Lease Block or the AMI until such time as wells are proposed to be drilled thereon, and (ii) there possibly may be unleased interests in other tracts of land within the Shark Lease Block. You acknowledge that Cheniere has advised you of any currently unleased interests known to Cheniere which may exist within the Shark Lease Block, but Cheniere makes no representation or warranty, express or implied, as to the completeness or accuracy of such information, and your reliance thereon is at your sole risk. If any such unleased interests are now known or become known to Cheniere to exist prior to completion or abandonment of the Test Well, Cheniere agrees to make a good faith effort to acquire Oil, Gas and Mineral Leases covering such unleased interests under such terms and conditions as are reasonably acceptable to Cheniere. Undivided interests in such leases acquired by Cheniere shall be offered to Beta pursuant to the AMI provision of the Operating Agreement.


                                       7.

         The notices provided for in this agreement shall be in writing and delivered by certified U.S. mail, return receipt requested, telecopy, or overnight courier or messenger with receipt confirmation, to the addresses below:


                              CHENIERE ENERGY, INC.
                                Two Allen Center
                          1200 Smith Street, Suite 1740
                                Houston, TX 77002
                            Attn: Walter L. Williams
                              phone (713) 659-1361
                               fax (713) 659-5459


                              BETA OIL & GAS, INC.
                           901 Dove Street, Suite 230
                             Newport Beach, CA 92660
                                Attn: Steve Antry
                              phone (949) 752-5212
                               fax (949) 752-5757


Notices hereunder shall be deemed made upon receipt.

                                       8.

         Beta shall have the right to review in Cheniere's office all Fairfield spec data pertaining to the Shark Prospect under the terms and conditions set out in the Master and Supplemental Licensing Agreement covering such data by and between Fairfield Industries and Cheniere Energy, Inc. dated January 28, 1998, and Beta agrees to comply with all such terms and conditions. At Beta's request and at Beta's cost Cheniere will endeavor to secure a Partners License to such data for Beta. Subject to Beta's continued compliance with the previously executed Confidentiality Agreement, dated September 14, 1998, Beta shall have access to proprietary seismic data acquired by Cheniere covering the Shark Prospect in Cheniere's offices during Cheniere's normal business hours; provided, however, that if Beta reassigns interests to Cheniere rights pursuant to this Agreement, Beta shall return all interpretations, maps, seismic sections or other data, information, reports, analyses or opinions generated by Beta or its consultants, contractors or agents using, based upon or derived from such data, and Beta shall cause all such materials to be removed from Beta's workstations and computer systems.


                                       9.

         This agreement is made subject to all valid, applicable laws, rules, orders and regulations, of any duly constituted Federal, State or local regulatory body or authority having jurisdiction thereof, and all development and operations hereunder shall be in conformity therewith.


                                       10.

         The provisions hereof shall inure to the benefit and are binding upon the parties hereto, and to their respective successors and assigns.


                                       11.


         Prior to the date hereof, Beta acquired an interest in State Leases No. 16187 and 16188, Sabine Pass Block 3, Offshore Louisiana. Beta and Cheniere expressly agree that, notwithstanding anything herein or in the Operating Agreement to the contrary, such State Leases are hereby excluded from the AMI.


                                       12.


         The parties agree that this Agreement shall be deemed confidential and shall not be revealed to any third party except (i) to the extent disclosure may be required by law, including, without limitation, disclosures in registration statements or other filings with the Securities and Exchange Commission; (ii) disclosures in any judicial or alternative dispute resolution proceeding concerning the terms hereof; (iii) disclosures to bona fide prospective investors, lenders, successors or assigns of a party, upon such third parties' execution of a confidentiality agreement in form and substance reasonably acceptable to the parties hereto; and (iv) disclosures with the written consent of the other party, which consent shall not be unreasonably withheld.



                                       13.


         All assignments of interests by Beta to Cheniere pursuant to this Agreement shall be made by assignment reasonably acceptable to Cheniere and free of all claims, burdens or encumbrances by through, or under Beta, other than royalties, overriding royalties, back-ins or like interests reserved by third parties in farmout agreements, assignments or grants of such interests to Beta. If Beta reassigns interests to Cheniere pursuant to this Agreement, then Beta agrees (i) to maintain the confidentiality of all information in Beta's possession concerning the Shark Prospect; and (ii) for a period of three (3) years after the date hereof, not to acquire oil and gas interests (including, without limitation, leasehold interests, fee mineral interests, net profits interests, royalty or overriding royalty interests, farmouts or other interests) covering lands within the Shark Lease Block or the AMI. If, notwithstanding the foregoing, Beta acquires such interests, then within fourteen (14) days after receipt of assignments or conveyances of such interests, Beta shall in writing offer to assign such interests to Cheniere upon Cheniere's payment to Beta of Beta's acquisition costs therefor, documentation of which shall be furnished by Beta to Cheniere. Cheniere shall have thirty (30) days after receipt of such notice in which to elect whether to acquire such interest. If Cheniere does not tender the purchase price for such interests within such period, Cheniere shall be deemed to have elected not to acquire such interest. Beta shall deliver executed and acknowledged assignments of such interests to Cheniere contemporaneously with Cheniere's payment of the purchase price therefor.


                                       14.


         Time is of the essence in the performance of this Agreement.



         If the foregoing is your understanding of our agreement, please evidence your acceptance of this agreement by executing in the space provided below for your signature.


                                   Sincerely,

                                                     CHENIERE ENERGY, INC.




                                                     /s/Walter L. Williams
                                                     President & CEO



AGREED TO AND ACCEPTED THIS _____ DAY OF _______________, 1999.


BETA OIL AND GAS, INC.




/s/Steve Antry
President & CEO